Exhibit 23.2

We hereby consent to the incorporation by reference in this Registration Statement on From SB-2 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our firm as “Experts” under the “Legal Matters” section of the Registration Statement (File No. 333-136987) of Open Energy Corporation, which was declared effective by the Securities and Exchange Commission on October 25, 2006.

/s/ Kummer Kaempfer Bonner & Renshaw

Kummer Kaempfer Bonner & Renshaw
September 18, 2007